Exhibit 99.1
CONTACT: Chadwick J. Byrd
(509) 534 — 6200
Ambassadors Group REPORTS $0.68 PER SHARE IN Q3 2005 COMPARED TO $0.43 for Q3 2004
Spokane, Wash. – October 13, 2005
Ambassadors Group Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences, announced third quarter fully diluted earnings per share of $0.68 for the quarter ended September 30, 2005, an increase of 58 percent from $0.43 fully diluted earnings per share for the same period one year ago. Net income for the third quarter of 2005 was $14.6 million in comparison to $8.9 million for the third quarter of 2004. For the nine months ended September 30, 2005, fully diluted earnings per share increased 35 percent, to $1.28 in 2005, compared to $0.95 for the first nine months of 2004. Net income for the nine months ended September 30, 2005 was $27.2 million, an increase of 37 percent from $19.8 million for the same period in the prior year.
(Please note: On September 15, 2005, the Company implemented a two for one stock split in the form of a 100 percent stock dividend. The earnings per share calculations for all periods presented reflect the increase in the number of common shares outstanding.)
Quarter Ended September 30, 2005
Gross program receipts increased 34 percent in the third quarter of 2005 to $82.2 million from $61.2 million in the third quarter of 2004. Net revenue increased 42 percent in the third quarter of 2005 to $30.4 million from $21.4 million in the same period of 2004. These results were driven by an increase in the gross margin from 35 percent for the third quarter of 2004 to 37 percent for the third quarter of 2005, as well as an increase in the number of delegates traveled, from 13,000 in the third quarter one year ago to 16,500 in the third quarter of 2005.
Operating expenses were $9.7 million in the third quarter of 2005 compared to $8.1 million in the comparable quarter of 2004. This $1.6 million increase is attributable to expenses supporting a greater number of delegates traveling and increased selling and tour promotion expenses quarter over quarter. As a percent of gross receipts, operating expenses decreased in the third quarter of 2005 to 12 percent compared to 13 percent in the third quarter of 2004.
Other income increased $0.5 million in the third quarter of 2005, to $0.8 million from $0.3 million in the third quarter 2004, due to higher interest rates and higher cash and short-term investment balances during the quarter ended September 30, 2005.
Nine Months Ended September 30, 2005
For the nine months ended September 30, 2005, gross program receipts increased 23 percent to $169.7 million from $138.0 million for the same period in 2004. Net revenue increased 28 percent, to $62.3 million from $48.5 million for the nine months ended September 30, 2005 and 2004, respectively. The increased gross program receipts and net revenue resulted from 21 percent growth in the number of delegates traveled year to date. In addition, the improvement from 35 percent gross margin in the first nine months of 2004 to 37 percent gross margin for the first nine months of 2005 benefited the Company’s results.
Operating expenses for the nine months ended September 30, 2005 and 2004 were $24.0 and $19.3 million, respectively. The $4.7 million increase was due primarily to additional selling and tour promotion costs associated with the increased number of delegates traveling, as well as higher expense levels associated with plans for continued growth in 2006. As a percent of gross receipts, operating expenses remained consistent at 14 percent for each of the nine months ended September 30, 2005 and 2004.
Other income increased $1.2 million, to $2.0 million for the nine months ended September 30, 2005 from $0.8 million for the nine months ended September 30, 2004, due to higher interest rates and higher cash and short-term investment balances during the nine months ended September 30, 2005.
Cash provided by operations increased $7.9 million during the nine months ended September 30, 2005 in comparison to the same time period one year ago, as a result of increased net income and increased program activity. Cash used in investing activities decreased by $6.4 million in the corresponding periods primarily due to the timing of the purchase of available-for-sale securities. Cash used in financing activities increased to $4.9 million from $4.6 million in the nine months ended September 30, 2005 and 2004, as a result of our dividend and common stock repurchase activity. During the nine months ended September 30, 2005 and 2004, we distributed $4.0 million and $3.3 million in cash dividends to our shareholders, and repurchased $2.9 million and $2.2 million of common stock, respectively.
Cash, cash equivalents and available-for-sale securities increased 38 percent to $99.3 million from $72.1 million at September 30, 2005 and 2004, respectively. Deployable cash increased 40 percent over the last year to $65.8 million from $46.8 million at September 30, 2005 and 2004, respectively (see definition and table on final page of this press release).
Jeff Thomas, president and chief executive officer of Ambassadors Group, Inc. stated, “We continue to focus on two areas of our Company: operating results and capital deployment. Our operating results continue to be driven by an emphasis on our brand, operational excellence in all that we do, and continuously developing new marketing efficiencies.
“Capital deployment programs have been strengthened. This quarter we implemented a 2 for 1 stock split, an expansion of our share repurchase plan, and a continuation of our dividend policy. We are pleased that we have been able to undertake a set of actions that enhance our returns to shareowners through multiple channels. In fact, this year we have returned $6.9 million to shareowners through the combination of our buyback program ($2.9 million) and the dividend program ($4.0 million).”
We will host a conference call to discuss results of operations and the outlook for 2005, Friday, October 14 at 8:30 a.m. Pacific Time. Interested parties may join the call by dialing 800-798-2864, then entering the pass code: 77708818. The conference call may also be joined via the Internet at www.AmbassadorsGroup.com/EPAX. For replay access, parties may dial 888-286-8010 with the pass code 58668971 and follow the prompts, or visit the www.AmbassadorsGroup.com/EPAX website. Replay access will be available beginning October 14 at 1:00 p.m. through October 21, 2005. Post-view web cast access will be available following the conference call through December 22, 2005.
Ambassadors Group, Inc. is a leading educational travel organization that organizes and promotes international and domestic programs for students, athletes, and professionals. These programs provide the opportunities for grade school, junior, and senior high school students to visit foreign and domestic destinations to learn about the history, government, economy and culture of such areas, as well as for junior and senior high school athletes to participate in international sports challenges. Our professional programs emphasize meetings and seminars between participants and persons in similar professions abroad. We are headquartered in Spokane, Washington, with associates also in Denver, Colorado and Washington, D.C. In this press release, “Company,” “we,” “us,” and “our” refer to Ambassadors Group, Inc.
Forward-Looking Statements
This press release contains forward-looking statements regarding our actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to the conflict in the Middle East and international unrest, outbreak of disease, conditions in the travel industry, direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in our expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained. For a more complete discussion of these and other factors, please refer to the Ambassadors Group, Inc. 10K filed March 14, 2005, proxy filed April 14, 2005, and 10Q filed August 9, 2005.
The following summarizes our statements of operations for the quarters ended September 30, 2005 and 2004 (in thousands, except per share amounts):

	UNAUDITED
	Quarter ended September 30
	2005	2004
Gross program receipts	$82,161	$61,173

Net revenue	$30,447	$21,391

Operating expenses:
Selling and tour promotion	7,991	6,927
General and administration	1,754	1,203

Total operating expenses	9,745	8,130

Operating income	20,702	13,261

Other income, net	765	250

Income before tax	21,467	13,511
Income tax provision	6,855	4,593

Net income	$14,612	$8,918

Earnings per share – basic	$0.72	$0.44

Weighted average shares outstanding – basic	20,336	20,094

Earnings per share – diluted	$0.68	$0.43

Weighted average shares outstanding – diluted	21,379	20,886
(Please note: On September 15, 2005, the Company implemented a two for one stock split in the form of a 100 percent stock dividend. The earnings per share calculations for all periods presented reflect the increase in the number of common shares outstanding.)

The following summarizes our statements of operations for the nine months ended September 30, 2005 and 2004 (in thousands, except per share amounts):

	UNAUDITED
	Nine months ended September 30
	2005	2004
Gross program receipts	$169,665	$138,033

Net revenue	$62,318	$48,505

Operating expenses:
Selling and tour promotion	19,421	15,742
General and administration	4,545	3,524

Total operating expenses	23,966	19,266

Operating income	38,352	29,239

Other income, net	2,010	755

Income before tax	40,362	29,994
Income tax provision	13,138	10,198

Net income	$27,224	$19,796

Earnings per share – basic	$1.34	$0.99

Weighted average shares outstanding – basic	20,258	20,076

Earnings per share – diluted	$1.28	$0.95

Weighted average shares outstanding – diluted	21,303	20,842
(Please note: On September 15, 2005, the Company implemented a two for one stock split in the form of a 100 percent stock dividend. The earnings per share calculations for all periods presented reflect the increase in the number of common shares outstanding.)
We have a single operating segment consisting of the educational travel and sports programs for students, athletes and professionals. These programs have similar economic characteristics and offer comparable products to participants, as well as utilize similar processes for the program marketing.

The following summarizes our balance sheets as of September 30, 2005, September 30, 2004 and December 31, 2004 (in thousands):

	UNAUDITED
	September 30,		December 31,
	2005	2004	2004
Assets
Cash and cash equivalents	$22,670	$9,490	$11,036
Available-for-sale securities	76,649	62,610	76,521
Foreign currency exchange contracts	—	503	2,609
Prepaid program costs and expenses	3,656	4,821	2,461
Other current assets	1,208	589	123

Total current assets	104,183	78,013	92,750
Property and equipment, net	5,032	3,857	3,911
	660	1,589	735
Deferred tax asset Other assets	161	116	120

Total assets	$110,036	$83,575	$97,516

Liabilities and Stockholders’ Equity
Accounts payable and accruals	$13,821	$12,131	$4,277
Other liabilities	2,646	3,535	3,806
Foreign currency exchange contracts	1,142	—	—
Participants’ deposits	20,568	14,264	38,608
Deferred tax liability	—	60	723
Current portion of long-term capital lease	183	146	147

Total current liabilities	38,360	30,136	47,561
Capital lease, long term	401	491	454

Total liabilities	38,761	30,627	48,015

Stockholders’ equity	71,275	52,948	49,501

Total liabilities and stockholders’ equity	$110,036	$83,575	$97,516

The following summarizes our statements of cash flows for the nine months ended September 30, 2005 and 2004 (in thousands):

	UNAUDITED
	Nine months ended September 30
	2005	2004
Cash flows from operating activities:
Net income	$27,224	$19,796
Adjustments to reconcile net income:
Depreciation & amortization	781	714
Amortization of unearned compensation	307	—
Deferred income tax provision	—	75
Changes in:
Prepaid program costs and expenses	(1,195)	(3,213)
Accounts payable and accrued expenses	10,096	7,807
Participants’ deposits	(18,040)	(13,956)
Other current assets	(454)	(356)

Net cash provided by operating activities	18,719	10,867
Cash flows from investing activities:
Net cash change in available-for-sale securities	(193)	(6,956)
Purchase of investment	(41)	—
Purchase of property and equipment	(1,902)	(1,605)

Net cash used in investing activities	(2,136)	(8,561)
Cash flows from financing activities:
Dividend payment to shareholders	(3,971)	(3,314)
Repurchase of common stock	(2,865)	(2,204)
Proceeds from exercise of stock options	1,904	1,023
Capital lease payments	(17)	(106)

Net cash used in financing activities	(4,949)	(4,601)

Net increase (decrease) in cash and cash equivalents	11,634	(2,295)
Cash and cash equivalents, beginning of period	11,036	11,785

Cash and cash equivalents, end of period	$22,670	$9,490

Certain prior-year amounts have been reclassified to conform with current year financial statement presentation. Such reclassifications had no impact on previously reported net income, operating cash flows or stockholders’ equity.

The following summarizes our deployable cash as of September 30, 2005, September 30, 2004 and December 31, 2004 (in thousands):

	UNAUDITED
	September 30,	September 30,	December 31,
	2005	2004	2004
Cash, cash equivalents and available-for-sale securities	$99,319	$72,100	$87,557
Prepaid program cost and expenses	3,656	4,821	2,461
Less: Participants’ deposits	(20,568)	(14,264)	(38,608)
Less: Accounts payable, accruals, and other liabilities	(16,650)	(15,812)	(8,230)

Deployable cash	$65,757	$46,845	$43,180

Deployable cash is a non-GAAP liquidity measure. Deployable cash is calculated as the sum of cash and cash equivalents, available for sale securities and prepaid program costs and expenses less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes and foreign exchange currency contracts), participant deposits and the current portion of long-term capital lease. We believe this non-GAAP measure is useful to investors in understanding the cash available to deploy for future business opportunities.